Exhibit 99.1

Oragenics Appoints Seasoned Vaccine Executive Kimberly Murphy as President and

Chief Executive Officer

TAMPA, Fla. (June 23, 2022) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”), a biotech company dedicated to fighting infectious diseases including coronaviruses, announces the appointment of Ms. Kimberly M. Murphy, member of the Board of Directors, as President and Chief Executive Officer effective June 23, 2022. Ms. Murphy brings more than 25 years of vaccine industry experience at leading pharmaceutical companies including serving as a key leader in the successful US and Global launch of Merck’s HPV/Gardasil Franchise. Ms. Murphy joined Oragenics’ Board of Directors in 2020.

“As a Board Member, Ms. Murphy’s extensive experience in the vaccine industry has provided valuable insight for Oragenics’ corporate and development strategies. Her proven leadership and execution will continue to elevate the potential of the Company and our pipeline programs,” commented Fred Telling, Chairman of Board of Directors. “We are excited to have her strategic vision further implemented serving as President and Chief Executive Officer.”

“I am honored to be appointed as the President and Chief Executive Officer and excited to create additional meaningful impact to accelerate growth and lead our team,” said Kimberly Murphy, CEO. “I look forward to cultivating our strategic business and development objectives and creating value for our stakeholders opportunistically.”

Most recently Ms. Murphy served as Vice President of the Influenza Franchise and Global Vaccine Commercialization Leader at GSK, with responsibility for the global influenza vaccines business and also served as Vice President and Global Marketing Head for GSK’s shingles vaccine, SHINGRIX. Earlier Ms. Murphy was Vice President and Lead for the North America Vaccines Integration Planning Team where she integrated GSK’s acquisition of Novartis AG’s vaccine division and served as Vice President of U.S. Vaccines Customer Strategy and as Senior Director of U.S. Influenza Portfolio Strategy. She also had distinguished vaccine leadership careers at Merck & Co., Inc. and Novartis.

Ms. Murphy currently serves as a Director of Blue Water Vaccines, Inc. (NASDAQ: BWV) and as Chairperson of Clarus Therapeutics Holdings Inc. (NASDAQ: CRXT). She previously served in Board and advisory roles for a privately held vaccine development company, the Biotechnology Industry Organization, the Biodefense Advisory Council and the Saint Joseph’s University Pharmaceutical & Healthcare Marketing MBA Program.

Ms. Murphy holds a BA from Old Dominion University and an MBA from Saint Joseph’s University, and completed the Marketing Excellence Program at the Wharton School of the University of Pennsylvania.

About Oragenics, Inc.

Oragenics, Inc. is a development-stage company dedicated to fighting infectious diseases including coronaviruses and multidrug-resistant organisms. Its lead product is NT-CoV2-1, an intranasal vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The NT-CoV2-1 program leverages coronavirus spike protein research licensed from the National Institutes of Health (NIH) and the National Research Council of Canada (NRC) with a focus on reducing viral transmission and offering a more patient-friendly intranasal administration. Its lantibiotics program features a novel class of antibiotics against bacteria that have developed resistance to commercial antibiotics. For more information about Oragenics, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of its vaccine candidate and lantibiotics candidate under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of the vaccine and lantibiotic product candidates, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to vaccines and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of our vaccine candidate to variants and other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to administration, manufacturing, storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Contacts:

Oragenics, Inc.

Michael Sullivan, Chief Financial Officer

813-286-7900

msullivan@oragenics.com

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

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